Exhibit 5.1

February 5, 2004

Church & Dwight Co., Inc.

469 North Harrison Street

Princeton, NJ 08543-5297

Re:	Church & Dwight Co., Inc. Executive Deferred Compensation Plan

Gentlemen:

You have requested our opinion in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of $50,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of Church & Dwight Co., Inc. (the “Company”) on a registration statement on Form S-8 (the “Registration Statement”) in connection with the Church & Dwight Co., Inc. Executive Deferred Compensation Plan (the “Plan”).

We have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company, and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the Deferred Compensation Obligations have been duly authorized and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited in bankruptcy, insolvency or other laws of general application relating to or affecting enforcement of creditors’ remedies or by general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC